Registration No. 333-264388

Filed Pursuant to Rule 433

Dated April 6, 2023

MicroSectors offers sophisticated investors pinpoint access to speciﬁc market segments. MicroSectors is brought to you by REX Shares. an award winning provider of exchange—traded products. For more informationvisiti - " ' Q 777BrickellAve Email: I I Q @ Miami. FL 33131 TERMS AND CONDITIONS PRIVACY POLICY DISCLOSURE Bank of Montreal, the issuer ofthe ETi\|s ("Bank of Montreal" or the "|ssuer"). has ﬁled a registration statement (including pricing supplements. product supplements, a prospectus supplement and a prospectus) with the Securities and Exchange Commission (the "SEC") about each of the offerings to which this website relates. Please read those documents and the other documents relating to these offerings that Bank of Montreal has ﬁled with the SEC for more complete information about Bank of Montreal and these offerings. These documents may be obtained without cost by visiting EDGAR on the SEC website at wwwsecgov. Alternatively. Bank of Montreal. any agent or any dealer participating in these offerings will arrange to send the applicable pricing supplement. any applicable product supplement, the prospectus supplement and the prospectus ifyou so request by calling toll-free at 1-877369-5412. The ETNs are senior. unsecured debt obligations of Bank of Montreal. and are subject to Bank of Montreal's credit risk. The leveraged and inverse ETi\ls are intended to be daily trading tools for sophisticated investors to manage daily trading risks as part of an overall diversiﬁed portfolio. They are designed to achieve their stated investment objectives on a daily basis. You should proceed with extreme caution in considering an investment in those ETNs. The ETNs do not guarantee any return of your investment. For example. with respect to some ETNs. if the closing indicative Note Value or the intraday indicative Value (each as deﬁned in the applicable pricing supplement) for the ETi\ls is equal to or less than $0 at any time during a relevant trading day, you will lose all of your investment in the ET|\Js. Even if the Index Closing Level has increased or decreased, as applicable. from the Initial Index Level. you may receive less than the principal amount of your ETi\is upon a call. redemption. at maturity. or if you sellyour ETNs. with the loss magniﬁed by any leverage, each as described in more detail in the applicable pricing supplement. Leverage (if applicable) increases the sensitivity of your ETi\ls to changes in the level of the applicable index. Investment suitability must be determined individually for each investor. and the ETNs are not suitable for all investors. The leveraged and inverse ETNs are not suitable for investors with longer-term investment objectives. You should regularly monitor your holdings of the ETi\ls to ensure that they remain consistent with your investment strategies. In particular, the leveraged and inverse ETi\ls should be purchased only by sophisticated investors who do not intend to hold the ETi\ls as a buy and hold investment, who are willing to actively and continuously monitor their investment and who understand the consequences of investing in and of seeking daily resetting investment results, which are leveraged as to some of the ETNs. Due to the effect of compounding. if the Indicative Note Value increases. any subsequent adverse change in the applicable index levelwill result in a larger dollar reduction from the indicative Note Value than if the Indicative Note Value remained constant; the converse is also true. The ETf\ls are subject to intraday purchase risk. The Indicative Note Value of the leveraged and inverse ETi\is is reset daily. and the leverage or exposure of the ETi\is during any relevant trading day may be greater than or less than that contemplated by the name ofa particular leveraged ETN. The ETNs are subject to a call right. which may adversely affect the value of. or your ability to sell. your ETNs. The ETi\ls do not pay any interest. and you will not have any ownership rights in the applicable index constituents. The Index Closing Level used to calculate any payment by the Issuer of the ETNs may be different from the Index Closing Level at other times during the term of the ETNs. There are restrictions on your ability to request a redemption of the ETi\ls. and you will not know the amount due upon redemption at the time you elect to request that the ET|\Is be redeemed. The Issuer may sell additional ETNs. but is under no obligation to do so. Market disruptions may adversely affect your return. Signiﬁcant aspects of the tax treatment of the ETi\is are uncertain. The intraday Indicative Value and the indicative Note Value are not the same as the closing price or any other trading price of the ETNs in the secondary market. There is no assurance that your ETi\ls will be listed or continue to be listed on a securities exchange, and they may not have an active trading market. The value of the ETI\ls in the secondary market may be influenced by many unpredictable factors. The issuer or its afﬁliates may have economic interests that are adverse to those of the holders of the ETi\ls as a result of its business, hedging and trading activities. or as Calculation Agent (as deﬁned in the applicable pricing supplement) of the ETi\ls, and may have published research. expressed opinions or provided recommendations that are inconsistent with investing in or holding the ETNs. and may do so in the future. Each index has limited actual historical information. The Index Calculation Agent (as deﬁned in the applicable pricing supplement). may adjust the index in a way that may affect its level, and may. in its sole discretion. discontinue the public disclosure of the intraday index value and the end—of-day closing value of the index. The indices lack diversiﬁcation and are vulnerable to fluctuations in the applicable sector. A limited number of index constituents may affect each index Closing Level. and the indices are not necessarily representative of their focus industry. An index constituent may be replaced upon occurrence of certain events. The manner in which each index selects its components may differ from how other index providers or market participants might do so. Use of Hypothetical Back-Tested Data — The historical data of the indices shown herein is from the dates displayed. Any index data shown prior to that date is hypothetical and a result ofthe application ofthe index methodology to historical data, and has inherent limitations. The creation of hypothetical data necessarily involves assumptions and cannot take into account the impact of ﬁnancial risk in actual trading. Alternative modeling techniques or assumptions may produce different hypothetical back-tested information that might be more appropriate and that might differ signiﬁcantly from the information presented herein. The hypothetical back-tested data herein should not be considered indicative of actual results that might be obtained from an investment in a ﬁnancial instrument referencing the index. Historical and hypothetical back-tested results are neither an indicator nor a guarantee of future index performance or the return of the ETNs. Please see the "Risk Factors" section in the pricing supplement. any applicable product supplement. the prospectus supplement and the prospectus relating to the applicable offering. This information is not intended to provide and should not be relied upon as providing accounting. legal. regulatory or tax advice. We urge you to consult your investment. legal. tax. accounting and other advisers before you invest in the ETNs. MicroSectorsw and REX” are registered trademarks of REX Shares. LLC (“REX”). The trademarks have been licensed for use for certain purposes by Bank of Montreal. The ETNs are not sponsored or sold by REX or any of its afﬁliates or third~party licensors (collectively, "REX Index Parties"). REX Index Parties make no representation or warranty. express or implied. to the owners of the ETi\ls or any member of the public regarding the advisability of investing in securities generally or in the ETi\ls particularly or the ability of any Index to track general market performance. REX Index Parties’ only relationship to Bank of Montrealwith respect to each Index is the licensing of the Index and certain trademarks, service marks and/or trade names of REX Index Parties. REX Index Parties are not responsible for and have not participated in the determination of the prices, and amount of the ETl\|s or the timing of the issuance or sale of the ETi\ls or in the determination or calculation of the equation by which the ETi\ls are to be converted into cash. REX index Parties have no obligation or liability in connection with the administration. marketing or trading of the ETNs. Inclusion ofa security within an index is not a recommendation by REX Index Parties to buy. sell. or hold such security, nor is it considered to be investment advice. Home Products ~/ Insights About \X/e help make the investing \x/orld ﬂat by democratizing access en IIU ”lTl J0 m cn to compelling investment products and strategies. M|croSectors IS brought to you by REX Shares. an a\x/ard V winning provider of exchange-traded products. For more I I I Q I 2 0 information visit A s A con v§‘;§_ SECTORS